Exhibit 19.1
C3.ai, Inc. Insider Trading Policy

Approved by the Board of Directors

Adopted: November 12, 2020

Amended and Restated: May 13, 2026

Policy Principles

1.Personnel of C3.ai, Inc. and its subsidiaries (together, “C3 AI”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in C3 AI securities.

2.C3 AI personnel who are aware of material nonpublic information relating to C3 AI may not engage in transactions in C3 AI securities except as permitted by this policy and applicable law.

3.C3 AI personnel may not disclose material nonpublic information outside of C3 AI unless the disclosure is made in accordance with a specific C3 AI policy that authorizes such disclosure.

4.C3 AI personnel may not disclose material nonpublic information to persons within C3 AI whose jobs do not require them to have that information.

5.C3 AI personnel may not recommend the purchase or sale of any C3 AI securities.

6.Changes to this policy require approval by C3 AI’s Board of Directors or a duly appointed committee of the Board of Directors.

Policy Q&A

Policy Scope and Purpose

Q:     Why have an insider trading policy?
A:    During the course of your relationship with C3 AI, you may receive material information that is not yet publicly available (“material nonpublic information”) about C3 AI or other publicly traded companies with which C3 AI has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell, or otherwise transact in C3 AI securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in C3 AI securities by persons subject to this policy.

Q: Who is subject to this policy?
A:     This policy applies to you and all other employees, directors, officers, and designated independent contractors and consultants (including advisors) of C3 AI and its subsidiaries, both in and outside of the United States. This policy also applies to members of your immediate family (meaning persons with whom you share a household, persons who are your economic

Exhibit 19.1
dependents, or persons whose transactions in Company securities are directed by you or are subject to your influence or control) and, unless otherwise determined by C3 AI, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

In addition, if you are an officer, director, employee, or designated consultant or independent contractors of C3 AI identified on Appendix A (“Specified Personnel”), you and your Related Persons are subject to the more restrictive quarterly trading blackout periods described below.

Q: Whose responsibility is it to comply with this policy?

A: Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about C3 AI and to not engage in transactions in C3 AI securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of C3 AI or any employee or director of C3 AI pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by C3 AI for any conduct prohibited by this policy or applicable securities laws.

Q: What transactions are subject to this policy?

A: This policy applies to all transactions in securities issued by C3 AI, derivative securities that are not issued by C3 AI, such as exchange-traded put or call options or swaps relating to C3 AI securities, as well as other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the C3 AI. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of our common stock in the public market but also any other purchases, sales, gifts, transfers, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities. There are no exceptions from insider trading laws or this policy based on the size of the transaction or the type of consideration received.

Insider Trading and Material Nonpublic Information
Q: What is insider trading?
A: Generally speaking, insider trading is the trading of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to trade was influenced by the material nonpublic information, how many shares you trade, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about C3 AI or another publicly traded

Exhibit 19.1
company that C3 AI has business relationships with and you trade in C3 AI or such other company’s securities, you have broken the law and violated our insider trading policy.

Q: Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

Q: What is material nonpublic information?

A: It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities, would be substantially likely to be considered important by investors who are considering trading (buying, selling, holding) that company’s securities, or would be viewed by an investor as significantly altering the total mix of information available in the marketplace about the issuer of the securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Q: What are examples of material nonpublic information?

A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•financial results or forecasts, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with C3 AI’s guidance or the expectations of the investment community;

•acquisitions, dispositions or other strategic transactions;

•events regarding our securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in our dividend policies or amounts, adoption of stock repurchase programs, modification to the rights of security holders or notice of delisting);

•major contracts or contract cancellations;

•business plans or budgets

•gain or loss of a significant customer, supplier, distributor, manufacturer, or other business partner;

Exhibit 19.1
•creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

•pricing changes;

•new product releases, features, modifications or processes, ;

•significant product problems, performance issues or security incidents; data breaches, or other cybersecurity events,

•top management or control changes;

•financial restatements, significant write-offs, or restructurings;

•changes in independent auditors, or notification that C3 AI may no longer rely on an audit report;

•significant developments in research and development or relating to intellectual property;
•employee layoffs;

•a disruption in C3 AI’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;

•tender offers or proxy fights;

•accounting restatements;

•actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;

•impending bankruptcy or financial liquidity problems;

•communications with government agencies;

◦notice of issuance of patents;

◦updates regarding any prior material disclosure that has materially changed; and

◦the existence of a special blackout period.

Q: When is information considered public?

A:    The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on

Exhibit 19.1
Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the circumstances, C3 AI may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with C3 AI’s Corporate Disclosure Policy.

Q: Who can be guilty of insider trading?

A: Anyone who trades a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to trade a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at C3 AI. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to C3 AI at the time of the transaction.

Q: Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the C3 AI’s reputation. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q: What if I don’t trade, but I tell someone else material nonpublic information and he or she trades?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee trades based on that material nonpublic information, both you and the tippee could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the tippee might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside C3 AI, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with C3 AI’s policies regarding the protection or authorized external disclosure of information regarding C3 AI). This includes anonymous discussions on the internet about C3 AI or companies with which C3 AI does business.

Exhibit 19.1
You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director, or designated consultant/independent contractor of C3 AI (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold, or sell C3 AI securities at any time or (b) disclose material nonpublic information to persons within C3 AI whose jobs do not require them to have that material nonpublic information, or outside of C3 AI to other persons (unless the disclosure is made in accordance with C3 AI’s policies regarding the protection or authorized external disclosure of information regarding C3 AI).

Q: What if I don’t tell someone inside information itself; I just tell him or her whether to trade?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they trade our common stock or any derivative security related to our common stock, since that could be a form of tipping.

Q: Does this policy or the insider trading laws apply to me if I work outside the U.S.?

A: Yes. The same rules apply to U.S. and foreign employees, designated independent contractors and consultants (including advisors). The Securities and Exchange Commission (the U.S. government agency in charge of investor protection, the “SEC”), and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a C3 AI director, employee, or designated independent contractors and consultants (including advisors), our policies apply to you no matter where you work.

Q: Am I restricted from trading securities of any companies other than C3 AI, for example a customer or competitor of C3 AI?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at C3 AI, you sometimes obtain sensitive, material nonpublic information about other companies and their business dealings with C3 AI. In addition, if you learn of material nonpublic information through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this Policy.

Q: So when can I trade my C3 AI securities?

A: If you are aware of material nonpublic information, you may not trade C3 AI securities until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade C3 AI securities during any trading “blackout” period that applies to you.

Exhibit 19.1
Our insider trading policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Blackout Periods

Q: What is a quarterly trading blackout period?

A: To minimize even the appearance of insider trading, we have established “quarterly trading blackout periods” during which all officers, directors, designated independent contractors and consultants (including advisors), Specified Personnel, and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in C3 AI securities. That means that, except as described in this policy, all officers, directors, designated independent contractors and consultants (including advisors), Specified Personnel, and their Related Persons will be able to trade in C3 AI securities only during limited open trading window periods that generally will begin after two full trading days have has elapsed since the public dissemination of C3 AI’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in C3 AI securities if you are otherwise in possession of material nonpublic information.

Q: What are C3 AI’s quarterly trading blackout periods?

A: For all employees, directors, designated independent contractors and consultants (including advisors), and their Related Persons, other than the individuals identified as Specified Personnel, each quarterly trading blackout period will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter (i.e., January 15, April 15, July 15 and October 15) and end after two full trading days have elapsed since the public dissemination of C3 AI’s financial results for that quarter (e.g., time of the earnings call).

The individuals identified as Specified Personnel in Appendix A of this policy and their Related Persons are subject to a more restrictive quarterly trading blackout period that will generally begin at the end of the last day of the second month of each fiscal quarter (i.e., December 31, March 31, June 30 and September 30) and end after two full trading days have elapsed since the public dissemination of C3 AI’s financial results for that quarter (e.g., time of the earnings call).

[From time to time, C3 AI may identify other persons who should be subject to quarterly blackout periods, and the General Counsel may update and revise Appendix A as appropriate.]

Q: Can C3 AI’s quarterly trading blackout periods change?

A.     The quarterly trading blackout period may commence early or may be extended if, in the judgment of the General Counsel, there exists undisclosed information that would make trades by C3 AI officers, directors, Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q: Does C3 AI have blackout periods other than quarterly trading blackout periods?

Exhibit 19.1
A: Yes. From time to time, an event may occur that is material to C3 AI and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade in C3 AI securities. In that situation, C3 AI will notify the designated individuals that neither they nor their Related Persons may trade in the C3 AI securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Q: If I am subject to a blackout period and I have an open order to trade C3 AI securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 Trading Plan, you will have violated our insider trading policy and may also have violated insider trading laws.

Q: Am I subject to trading blackout periods if I am on an approved leave of absence?

A: Any employee, designated independent contractors and consultants (including advisors) on an approved leave of absence is not subject to the Insider Trading Policy beginning at the opening of the next regularly scheduled open window period after the leave of absence begins. Each employee, independent contractor, or consultant will again become subject to the Insider Trading Policy immediately upon returning from leave of absence. However, even if you are not subject to our trading blackout period during the approved leave of absence, you should not trade in C3 AI securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

Q: Am I subject to trading blackout periods if I am no longer an employee, director, designated independent contractor or consultant/advisor of C3 AI?

A: It depends. If your employment with C3 AI ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with C3 AI ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave C3 AI, you should not trade in C3 AI securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

Exceptions to this Policy

Q: Are there any exceptions to this policy?

A: There are no exceptions to this policy, except as specifically noted below. There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

Q: Can I exercise options granted to me by C3 AI, or participate in a C3 AI employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?

Exhibit 19.1

A: Yes. You may purchase shares by exercising your options or participating in a C3 AI employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information. You may also receive and vest in stock options, restricted stock units, restricted stock or other equity compensation awards from the C3 AI.

Q: What tax withholding transactions are not restricted by this policy?

A: This policy does not apply to the surrender of shares directly to C3 AI to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units issued by C3 AI. Of course, any market sale of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q: Are mutual fund shares holding C3 AI common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

Q: What are the rules that apply to 10b5-1 Automatic Trading Programs?

A: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), C3 AI’s directors and executive officers, and, as permitted by the C3 AI, other C3 AI employees may establish a trading plan under which a broker is instructed to trade AI securities based on pre- determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, transactions in C3 AI securities pursuant to that 10b5-1 Trading Plan are not subject to this policy. To be properly established, an eligible person’s 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and C3 AI’s Rule 10b5-1 Trading Plan Guidelines at a time when they were unaware of any material nonpublic information relating C3 AI and when you were not otherwise subject to a trading blackout period. Moreover, all 10b5-1 Trading Plans to be adopted by directors, officers, Specified Personnel and their Related Persons must be reviewed and approved by the General Counsel before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

Q: Are purchases of C3 AI securities in a 401(k) plan allowed by this policy?

A: This policy does not apply to purchases of C3 AI securities in C3 AI’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including:

(a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the C3 AI stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the C3 AI stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your C3 AI stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the C3 AI stock fund.

Exhibit 19.1
Margin Accounts, Pledging Shares, Hedging and Other Speculation in C3 AI Stock Q:

Q: Can I purchase C3 AI securities on margin or hold them in a margin account?

A: No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase our common stock on margin or hold it in a margin account at any time.

Q: Can I pledge my C3 AI shares as collateral for a loan?

A: No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

Q: What is problematic about margin accounts and pledged securities?

A: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in C3 AI securities, C3 AI employees, directors, and designated consultants/independent contractors are prohibited from holding C3 AI securities in a margin account or otherwise pledging C3 AI securities as collateral for a loan.

Q: Can I hedge my ownership position in C3 AI?

A: No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Other examples include borrowing or other arrangements involving a non-recourse pledge of Company securities and selling a security future that established a position that increases in value as the value of the underlying equity security decreases. Since such hedging transactions allow you to continue to own C3 AI securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as C3 AI’s other stockholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

Q: Why are hedging transactions prohibited?

A: Such transactions may permit a person subject to this policy to continue to own C3 AI securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as C3 AI's other stockholders. Therefore, all persons subject to this policy are prohibited from engaging in any such transactions.

Q: Am I allowed to trade derivative securities of C3 AI’s common stock?

A: No. You may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of our common stock

Exhibit 19.1
or in any other inherently speculative transactions with respect to C3 AI’s common stock at any time.

Q: What are derivative securities?

A: “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

Q: What is short selling?

A: “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing. Our insider trading policy prohibits you from engaging in any such transactions.

Q: Why does C3 AI prohibit trading in derivative securities, short selling and engaging in other inherently speculative transactions?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

Q: What if I purchased publicly traded options or other derivative securities before I became subject to this policy?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

Q: What are the concerns about standing and limit orders?

A: Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of trades that result from standing instructions to a broker, and as a result the broker could execute a transaction when a C3 AI employee, director, or designated consultant/independent contractor (or advisor) is in possession of material nonpublic information. C3 AI therefore discourages placing standing or limit orders on C3 AI securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Exhibit 19.1
Pre-Clearance of Transactions in C3 AI Securities

Q: Who is required to pre-clear and provide advance notice of transactions?

A: In addition to the requirements above, officers, directors, and other applicable members of management identified on Appendix A are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in C3 AI securities without first obtaining pre-clearance of the transaction from the General Counsel or his or her designee at least two business days in advance of the proposed transaction. He or she will then determine whether the transaction may proceed. Pre-cleared transactions not completed within two business days will require new pre-clearance. C3 AI may choose to shorten this period.

Q: Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A: Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the General Counsel or his or her designee. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify C3 AI's General Counsel or his or her designee so that C3 AI may assist in any Section 16 reporting obligations.

Q: What additional requirements apply to individuals subject to Section 16?

A: Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), and any notices of sale required by Rule 144.

Other Information

Q: What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with C3 AI.

Q: What if I believe someone is violating this policy or otherwise using material nonpublic information to trade securities?

A: If you believe someone is violating this policy or otherwise using material nonpublic information that they learned through their position at C3 AI to trade securities, you should report it to the General Counsel, or if the General Counsel is implicated in your report, then you should report it to the Board of Directors.

Q: What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by C3 AI —which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information,

Exhibit 19.1
even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q: What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q: Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our General Counsel.

Q: Do changes to this policy require approval by C3 AI’s Board of Directors?

A: Yes. Changes to this policy require approval by C3 AI’s Board of Directors or a duly appointed committee of the Board of Directors. C3 AI reserves the right to amend this policy at any time, for any reason, subject to applicable laws, rules, and regulations, and with or without notice, although it will attempt to provide notice in advance of any change.

Appendix A

SPECIFIED PERSONNEL

All C3 AI Section 16 officers and members of the board of directors, and members of the Advisory Board.

All C3 AI employees with the title of General Manage/Vice President or above and working in the Strategy, Sales, Pre-Sales, Sales Operations, Customer Solutions, Customer Services, Alliances, Products, Engineering, or Customer Engineering groups.

All C3 AI employees with the title Director or above working in the Information Technology or Information Security groups.

All C3 AI employees with the title Director or above working in the Finance, Investor Relations, or Human Resources groups.

All C3 AI employees working in the Legal group.

Other personnel specified by the General Counsel, such as those deeply involved in quarterly budgeting / planning meetings, including but not limited to the following:

•Revenue and Finance Managers involved in budgeting and forecasting
•Executive assistants to CEO, EVP, and CTO
•Designated independent contractors and consultants (including advisors)

All C3 AI employees, designated independent contractors/consultants (including advisors) not captured above with the title of Group Vice President or higher, including the following:

Exhibit 19.1
•CMO
•SVP
•EVP
•Chief of Staff